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                                                                   EXHIBIT 10.13

                      AMENDMENT TO THE 1994 OMNIBUS PLAN

  This Amendment (the "Amendment") amends the 1994 Omnibus Plan of Oshman's Sporting Goods, Inc. (the "Company").

  WHEREAS, the Company has heretofore adopted and maintains the Company's 1994 Omnibus Plan (the "Plan") for the benefit of eligible employees of the Company; and

  WHEREAS, the Company desires to further amend the Plan to increase the number of shares of common stock of the Company subject to such plan and to increase the number of such shares that may be awarded to a single individual under the Plan;

  WHEREAS, a majority of the Board of Directors of the Company approved this Amendment on April 21, 1995, effective as of that date subject to approval of the Amendment by the Stockholders of the Company, which approval was obtained at the Company's annual meeting on June 16, 1995, each in accordance with the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company;

      NOW, THEREFORE, the Plan is hereby amended as follows:

  (1) Section 1.4(a) of the Plan is hereby amended to read in its entirety as follows:

        "(a) Common Stock Authorized. Subject to adjustment under Section 5.5, the aggregate number of shares of Common
      Stock available for granting Incentive Awards under the Plan shall be equal to 750,000 shares of Common Stock. If any Incentive
      Award shall expire or terminate for any reason, without being exercised or paid, shares of Common Stock subject to such Incentive Award shall again be available for grant in connection with grants of subsequent Incentive Awards."

  (2) Section 1.4(d) of the Plan is hereby amended to read in its entirety as follows:

        "(d) Special Limitation. In no event shall the number of shares of Common Stock subject to Options granted with an exercise price at least equal to the Fair Market Value of the underlying shares of Common Stock on the date of grant, plus the number of shares underlying Stock Appreciation Rights awarded to any one Grantee who is a Covered Employee during the period from April 22, 1994 through January 31, 2004, exceed two hundred and fifty thousand (250,000) shares of the Common Stock authorized under Section 1.4(a). In all events, determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m) of the Code and regulations promulgated thereunder. Except as otherwise provided in the two


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      immediately preceding sentences, the provisions of this
      Section 1.4(d) shall not limit the number of shares of Common Stock that otherwise may be awarded to any one Grantee who is a Covered Employee under any form of Incentive Award authorized under the Plan."

  IN WITNESS WHEREOF, this amendment is executed this 16th day of June, 1995.


                                       OSHMAN'S SPORTING GOODS, INC.

                                       By:        /s/ Alvin N. Lubetkin
                                          --------------------------------------
                                          Alvin N. Lubetkin, Chief Executive
                                          Officer and Vice Chairman of the Board